UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 4, 2011

(Date of Earliest Event Reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

(509) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2011, Potlatch Corporation (the “Company”) entered into the Second Amendment to Credit Agreement (the “Second Amendment”) that amends the Credit Agreement, dated December 8, 2008, by and among the Company, Potlatch Forest Holdings, Inc., Potlatch Land & Lumber, LLC, certain wholly owned subsidiaries of the Company as Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the Lenders (as amended by the First Amendment dated November 19, 2009, the “Credit Agreement”). Capitalized terms used but not otherwise defined in this Current Report on Form 8-K shall have the meanings set forth in the Credit Agreement.

The Second Amendment reduces the aggregate credit limit from $250 million to $150 million, and increases the minimum Collateral Coverage Ratio from 2.25 to 1.00 to 3.00 to 1.00 and the maximum Funded Indebtedness to Capitalization Ratio from 60.0% to 70.0% .

The above description of the Second Amendment is qualified in its entirety by reference to the complete terms of the Second Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amendment to Credit Agreement, dated February 4, 2011, by and among the Company, Potlatch Forest Holdings, Inc., Potlatch Land & Lumber, LLC, certain wholly-owned subsidiaries of the Company as Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2011	POTLATCH CORPORATION

	By:	/s/ Lorrie D. Scott
	Name:	Lorrie D. Scott
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

10.1	Second Amendment to Credit Agreement, dated February 4, 2011, by and among the Company, Potlatch Forest Holdings, Inc., Potlatch Land & Lumber, LLC, certain wholly-owned subsidiaries of the Company as Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the Lenders.

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